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                                                                      EXHIBIT 99

                         MAGELLAN HEALTH SERVICES, INC.
                   2000 LONG-TERM INCENTIVE COMPENSATION PLAN

                                    ARTICLE I

                                     PURPOSE

         The purpose of the 2000 Long-Term Incentive Compensation Plan is to promote the long-term viability and financial success of Magellan Health Services, Inc. (the Company) and its Affiliates by assisting in the recruiting and retention of key employees. The Plan is designed to enable key employees to acquire or increase a proprietary interest in the Company.

                                   ARTICLE II

                                   DEFINITIONS

         2.01 "Affiliate" means any entity that is (i) a member of a controlled group of corporations as defined in Code Section 1563 (a), determined without regard to Code Sections 1563 (a) (4) and 1563 (e) (3) (c), of which the Company is a member according to Code Section 414(b); (ii) an unincorporated trade or business that is under common control with the Company, as determined according to Code Section 414(c); (iii) a member of an affiliated service group of which the Company is a member according to Code Section 414(m); or (iv) any other subsidiary corporation or business in which the Company has a substantial interest or business relation.

         2.02 "Agreement" means a written agreement (including any amendment or supplement thereto) between the Company and a Participant specifying the terms and conditions of an Award.

         2.03 "Award" means Options, Restricted Stock, Stock Appreciation Rights, Performance Shares, Dividend Units, and Incentive Awards.

         2.04 "Board" means the Board of Directors of the Company.

         2.05 "Code" means the Internal Revenue Code of 1986, as amended.

         2.06 "Committee" means the Compensation Committee of the Board or any other Committee of the Board appointed to administer the Plan, provided that the composition of such Committee shall at all times meet the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, and Code Section 162(m), each as amended.

         2.07 "Common Stock" means the Common Stock of the Company, par value $0.25 per share.

         2.08 "Company" means Magellan Health Services, Inc.

         2.09 "Covered Employee" means a Participant who, as of the date of vesting and/or payout of an Award, as applicable, is one of the group of "covered employees," as defined in the regulations promulgated under Code
Section 162(m), or any successor statue.

         2.10 "Disability" means a physical or mental condition which prevents the Participant from engaging in any substantially gainful activity.

         2.11 "Dividend Unit" means an Award granted under Article XI of the Plan.

         2.12 "Fair Market Value" means, on any given date, the closing price of a share of Common Stock as reported on the New York Stock Exchange composite tape on such day or, if the Common Stock was not traded on such day, then on the next preceding day that the Common Stock was traded, all as reported by such source as the Committee may select.

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         2.13 "Final Award" means the actual Incentive Award earned during a
Plan Year by a Participant, as determined by the Committee following the end of the Plan Year.

         2.14 "Incentive Award" means an Award granted under Article XII of the Plan.

         2.15 "Incentive Pool" means the fund established for purposes of determining potential aggregate Awards to all participants, according to the provisions of Section 12.02 herein.

         2.16 "Incentive Pool Percentage" shall mean the percentage ascribed to such eligible Participant under Section 12.01 hereof.

         2.17 "Option" means an Award granted under Article VII of the Plan.

         2.18 "Participant" means a key employee of the Company or of an Affiliate, including a key employee who is a member of the Board, who satisfies the requirements of Article V of the Plan.

         2.19 "Performance-Based Exception" means the performance-based exception from the tax deductibility limitations of Code Section 162(m).

         2.20 "Performance Shares" means an Award granted under Article X of the Plan.

         2.21 "Plan" means the Magellan Health Services, Inc. 2000 Long-Term Incentive Compensation Plan herein set forth, as the same may from time to time be amended.

         2.22 "Plan Year" means the Company's fiscal year.

         2.23 "Restricted Stock" means shares of Common Stock awarded to a Participant under Article VIII of the Plan.

         2.24 "Retirement" means normal retirement or early retirement as provided under the Company's Retirement Savings Plan.

         2.25 "Stock Appreciation Rights" means an Award granted under Article IX of the Plan.

                                   ARTICLE III

                                 ADMINISTRATION

         The Plan shall be administered by the Committee. The Committee shall have authority to grant Awards upon such terms (not inconsistent with the provisions of the Plan) as the Committee may consider appropriate. Such terms may include conditions (in addition to those contained in the Plan) on the exercisability of all or any part of an Option or of Stock Appreciation Rights or on the transferability or forfeitability of Restricted Stock. In addition, the Committee shall have complete authority to interpret all provisions of the Plan; to prescribe the form of Agreements; to adopt, amend, and rescind rules and regulations pertaining to the administration of the Plan; and to make all other determinations necessary or advisable for the administration of the Plan. The express grant in the Plan of any specific power to the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee shall not be construed as limiting any power or authority of the Committee. Any decision made, or action taken, by the Committee in connection with the administration of the Plan shall be final, conclusive, and binding with respect to all persons including all Participants. No member of the Committee shall be liable for any act done, or for any failure to act, if such act or failure to act was done or omitted in good faith with respect to the Plan or any Agreement or Award.



                                   ARTICLE IV

                  SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

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         4.01 Number of Shares Available for Grants. Subject to adjustment as provided in Section 4.02 herein, the number of shares of Common Stock hereby reserved for issuance to Participants under the Plan shall be one million (1,000,000), no more than fifty thousand (50,000) of which may be granted in the form of Restricted Shares. The Committee shall determine the appropriate methodology for calculating the number of shares issued pursuant to the Plan. Shares of Common Stock delivered by the Company under the Plan may be authorized and unissued Common Stock, Common Stock held in the treasury of the Company, or Common Stock purchased on the open market (including private purchases) in accordance with applicable securities laws. Unless and until the Committee determines that an Award to a Covered Employee shall not be designed to comply with the Performance-Based Exception, the following rules shall apply to grants of such Awards under the Plan:

                  (a) Stock Options: The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be five hundred thousand (500,000).

                  (b) SARs: The maximum aggregate number of shares of Common Stock that may be granted in the form of Stock Appreciation Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be one hundred thousand (100,000).

                  (c) Restricted Stock: The maximum aggregate grant with respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be twenty-five thousand (25,000) shares.

                  (d)      Performance Shares, Dividend Units, and Incentive
                           Awards: The maximum aggregate payout (determined as of the end of the applicable performance period) with respect to Awards of Performance Shares and Incentive Awards granted in any one fiscal year to any one Participant shall be equal to the value of one hundred thousand (100,000) shares of Common Stock.

         4.02 Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code Section
368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class of shares of Common Stock which may be delivered under Section 4.01, in the number and class of and/or price of shares of Common Stock subject to outstanding Awards granted under the Plan, and in the Award limits set forth in subsections 4.01(a), (b), (c), and (d), as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of shares of Common Stock subject to any Award shall always be a whole number.

                                    ARTICLE V

                                   ELIGIBILITY

         Key employees of the Company or of any Affiliate are eligible to receive Awards under the Plan. An individual may receive more than one Award. The Committee shall, in its discretion, select the eligible key employees and shall base its selection on the employees' job responsibilities and present and potential contributions to the success of the Company and its Affiliates.

                                   ARTICLE VI

                                 GRANT OF AWARDS

         The Committee may, from time to time, grant Awards to one or more eligible employees. In determining the size of Awards, the Committee shall take into account a Participant's responsibility level, performance, potential, and cash


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compensation level, the Fair Market Value at the time of the Award, as well as such other considerations as it deems appropriate.

                                   ARTICLE VII

                                  STOCK OPTIONS

         7.01 Grant of Options. One or more Options may be granted to any eligible employee. Options shall be embodied in an Agreement in a form approved by the Committee. Options shall be subject to such terms and conditions as designated by the Committee in the Agreement, which shall not be inconsistent with the terms of the Plan.

         7.02 Incentive Stock Options/Nonqualified Stock Options. The Agreement may provide for "incentive stock options" that are intended to satisfy the requirements of Section 422A of the Code, or such other options that are not intended to satisfy the requirements of Section 422A of the Code (hereinafter described as "nonqualified stock options"), that entitle the holder to purchase from the Company a stated number of shares of Common Stock at the price set forth in the Agreement. Each Option shall be an incentive stock option or a nonqualified stock option as specified in the Agreement. All Options that are not identified as incentive stock options in the Agreement are intended to be nonqualified stock options.

         7.03 Option Price. The exercise price per share of an Option shall be an amount equal to the Fair Market Value per share of the Common Stock on the date of grant of such Option (or, in the case of a grant of an incentive stock option to a prospective employee, the date the grant becomes effective), provided, however, that the Committee may in its discretion elect to grant Options at an exercise price below the Fair Market Value per share of the Common Stock on the date of grant of such Option.

         7.04 Additional Provisions Applicable to Incentive Stock Options. The aggregate Fair Market Value (determined at the time any incentive stock option is granted) of the Common Stock with respect to any Participant's incentive stock options, together with incentive stock options granted under any other plan of the Company or any subsidiary (as defined in Code Section 425 (f)), that are exercisable for the first time by such Participant during any calendar year shall not exceed $100,000. In the event that a Participant holds incentive stock options that become first exercisable (as a result of acceleration of exercisability under the Plan or an Agreement, or otherwise) in any one calendar year for shares having a Fair Market Value at the date of grant in excess of $100,000, then the most recently granted of such incentive stock options, to the extent that they are exercisable for shares having an aggregate Fair Market Value in excess of $100,000, shall be deemed to be nonqualified stock options.

         No incentive stock option may be granted under the Plan to any person who owns, directly or indirectly, within the meaning of Sections 422A(b) (6) and 425(d) of the Code, at the time the incentive stock option is granted, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary (as defined in Code Section 425(f)) unless the exercise price is at least 110% of the Fair Market Value of the shares subject to the incentive stock option, determined on the date of the grant, and the incentive stock option by its terms is not exercisable after the expiration of five years from the date such incentive stock option is granted.

         7.05 Option Exercise Period. Options are exercisable only to the extent that they are vested as provided in the applicable Stock Option Agreement. No Option shall be exercisable more than ten years from the date the Option was granted.

         7.06 Employee Status. In the event that the terms of any Option provide that it may be exercised only during employment or within a specified period of time after termination of employment, the Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed terminations of employment.

         7.07 Nontransferability.

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         (i) Incentive Stock Options. Except as otherwise provided in a
Participant's Agreement, no incentive stock option granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all incentive stock options granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

         (ii) Nonqualified Stock Options. Except as otherwise provided in a Participant's Agreement, no nonqualified stock option granted under this Article VII may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant's Agreement, all nonqualified stock options granted to a Participant under this Article VII shall be exercisable during his or her lifetime only by such Participant.

         7.08     Exercisability.

         (i) Generally. Subject to the other provisions of the Plan, an Option may be exercised in whole at any time or in part, from time to time, at such times and in compliance with such requirements as set forth in the Agreement. An Option granted under the Plan may be exercised with respect to any number of whole shares less than the full number for which the Option could be exercised. Such partial exercise of an Option shall not affect the right to exercise the Option from time to time in accordance with the Plan with respect to remaining shares subject to the Option. Upon the exercise of an Option granted in connection with Stock Appreciation Rights, the Participant shall surrender unexercised the Stock Appreciation Rights or, if the Option is not exercised in full, any portion of the Stock Appreciation Rights to which the exercised portion of the Option is related.

         (ii)     Termination of Employment.

                  (a) Death, Disability, or Retirement. Except as otherwise provided in a Participant's Agreement, in the event of a Participant's death or Disability, Options shall become exercisable either according to the terms of the Agreement or on a pro-rata basis based upon the vesting period specified in the Agreement, whichever permits the Participant or beneficiary to exercise Options for a greater number of shares of Common Stock. In the event of Retirement, the Committee may accelerate the exercisability of Options.

                  (b) Other Than Death, Disability, or Retirement. Each Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment with the Company other than for death, Disability, or Retirement. Such provisions shall be determined in the sole discretion of the Board, shall be included in the Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article VII, and may reflect distinctions based on the reasons for termination.

         7.09     Exercise; Payment.

         (i) Exercise. Unless provided otherwise in an Agreement, an Option shall be exercised, in whole or in part, by a written notice delivered to the Committee, which notice shall be on a form proscribed by the Committee and shall contain the provision or authorization with respect to tax withholding required by Section 17.06. The Option shall be deemed to have been exercised when such notice is received by the Committee.

         (ii) Payment. Payment of the Option exercise price shall be made in cash or a cash equivalent acceptable to the Committee. If the Agreement so provides, payment of all or part of the Option exercise price may be made in shares of Common Stock, or through such other arrangements as specified in the Agreement. If Common Stock is used to pay all or part of the Option exercise price, the shares surrendered must have a Fair Market Value (determined as of the day of exercise) that is not less than such price or part thereof.


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         7.10 Shareholder Rights. No Participant shall, as a result of having been granted any Option, have any rights as a shareholder until the date the Participant becomes a shareholder of record of shares of Common Stock upon exercise of such Option.

                                  ARTICLE VIII

                                RESTRICTED STOCK

         8.01 Awards. In accordance with the provisions of Article V of the Plan, the Committee may, in its discretion, designate individuals to whom any subsequent Awards of Restricted Stock are to be made and shall specify the terms and conditions subject to, and the number of shares of Common Stock covered by, the Awards.

         8.02 Grant. An Award of Restricted Stock shall be granted for no consideration other than services. Each grant of Restricted Stock shall be evidenced by an Agreement that shall specify the period(s) of restriction, the number of shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

         8.03 Restriction Period. The Committee shall establish restriction periods applicable to any Award and the time(s) at which such restrictions will lapse.

         8.04     Termination of Employment.

         (i) Death or Disability. In the event of a Participant's death or Disability, restrictions on Restricted Stock shall lapse on a pro-rata basis as designated by the Committee.

         (ii) Retirement. In the event of Retirement, the Committee may terminate any remaining restrictions on Restricted Stock.

         (iii) Other Than Death, Disability or Retirement. Unless otherwise provided by the Committee in a Participant's Agreement, in the event that a Participant granted an Award of Restricted Stock shall cease to be an employee of the Company and all Affiliates for any reason, including, but not limited to an employing Affiliate's ceasing to be such, but other than death, Disability, or Retirement prior to the lapse of all restrictions applicable to such Restricted Stock, the shares of Restricted Stock awarded to the Participant shall be forfeited to the Company, effective with the effective date of the Participant's termination of employment. The Committee may decide in each case to what extent leaves of absence for governmental or military service, illness, temporary disability, or other reasons shall not be deemed a termination of employment.

         8.05 Shareholder Rights. While the shares are Restricted Stock, a Participant shall have all rights of a shareholder with respect to such shares, including the right to receive dividends and to vote the shares; provided, however, that (i) a Participant may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of shares of Restricted Stock and (ii) the Company shall retain custody of the certificates evidencing shares of Restricted Stock.

         8.06 Withholding Notice. Unless provided otherwise in an Agreement, at the time at which shares become freely transferable upon the lapse of restrictions, the Participant shall provide written notice to the Committee setting forth the provision or authorization with respect to tax withholding required by Section 17.06.

                                   ARTICLE IX

                            STOCK APPRECIATION RIGHTS

         9.01 Grant of Stock Appreciation Rights. Stock Appreciation Rights may be granted under the Plan in connection with an Option either at the time of grant or by amendment, or may be separately awarded. Stock Appreciation Rights shall be subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Each grant of Stock Appreciation Rights shall be evidenced by an Agreement that shall specify the terms and conditions applicable to such Award.


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         9.02 Exercisability. Stock Appreciation Rights granted in connection with an Option shall be exercisable to the extent the Option is exercisable. Stock Appreciation Rights not granted in connection with an Option shall be exercisable pursuant to such terms and conditions established by the Committee and designated in the Agreement.

         9.03 Failure to Exercise. If a Participant who has been granted Stock Appreciation Rights has not exercised such rights as of the day the Stock Appreciation Rights expire due to passage of time, then such rights shall be deemed to have been exercised by the Participant on such day. The foregoing sentence applies only if the Fair Market Value of one share of Common Stock on such day exceeds the Fair Market Value of one share of Common Stock on the day the Stock Appreciation Rights were granted.

         9.04     Exercise; Form of Payment.

         (i) Exercise. Unless otherwise provided otherwise in an Agreement, Stock Appreciation Rights shall be exercised, in whole or in part, by a written notice delivered to the Committee, which notice shall contain the provision or authorization with respect to tax withholding required by Section 17.06. The Stock Appreciation Rights shall be deemed to have been exercised when such notice is received by the Committee.

         (ii) Form of Payment. Upon the exercise of Stock Appreciation Rights granted in connection with an Option, the Participant shall surrender unexercised the Option or, if the Stock Appreciation Rights are not exercised in full, any portion of the Option to which the Stock Appreciation Rights are related, and shall be entitled to receive payment (in cash or shares of Common Stock or a combination thereof as set forth in the Agreement at the time of grant) equal to the product of the excess of the Fair Market Value of one share of Common Stock at the date of exercise over the Option price, multiplied by the number of shares called for by the Stock Appreciation Rights (or portion thereof) which are so exercised. Upon exercise of Stock Appreciation Rights not granted in connection with an Option, the Participant shall be entitled to payment (in cash or shares of Common Stock or a combination thereof as set forth in the Agreement at the time of grant) equal to the product of the excess of the Fair Market Value of one share of Common Stock at the date of exercise over the Fair Market Value of one share of Common Stock at the date of grant of the Stock Appreciation Rights, multiplied by the number of shares called for by the Stock Appreciation Rights (or portion thereof) which are so exercised. The value of any Common Stock payable upon exercise of Stock Appreciation Rights shall be the Fair Market Value of the Common Stock on the day on which the Stock Appreciation Rights are exercised. Solely for purposes of Article VI of the Plan, to the extent that Stock Appreciation Rights granted in connection with an Option are exercised, such Option shall be deemed to have been exercised, and shall not be deemed to have lapsed.

         9.05 Nontransferability. Stock Appreciation Rights granted under the Plan shall not be transferable by the Participant except by will or the laws of descent and distribution and shall be exercisable during the Participant's lifetime only by the Participant or, in the event of the Participant's mental or physical incapacity, by his legal representative.

         9.06 Lapse of Stock Appreciation Rights. Stock Appreciation Rights granted in connection with an Option shall lapse in accordance with the same terms and conditions specified in the underlying Option. Stock Appreciation Rights not granted in connection with an Option shall lapse in accordance with the terms and conditions specified by the Committee in the Award.

         9.07 Termination of Employment. Each Agreement shall set forth the extent to which the Participant shall have the right to exercise the Stock Appreciation Right following termination of the Participant's employment with the Company and/or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Agreement entered into with Participants, need not be uniform among all Stock Appreciation Rights issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

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         9.08 Shareholder Rights. No Participant shall, as a result of having been granted Stock Appreciation Rights, have any rights as a shareholder until the date the Participant becomes a shareholder of record of shares of Common Stock upon exercise of the Stock Appreciation Rights if shares of Common Stock are issued to such Participant as a result of such exercise.

                                    ARTICLE X

                      PERFORMANCE SHARES/PERFORMANCE UNITS

         10.01 Grant of Performance Shares/Performance Units. Awards made pursuant to this Article X shall be granted in the form of bookkeeping entries called Performance Shares or Performance Units, subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to the Fair Market Value of a share of Common Stock on the date of grant. The Agreement shall specify the terms and conditions of the Award, including the performance-related objectives applicable to the Award and the extent to which satisfaction of such specified objectives will determine the number and/or value of Performance Units or Performance Shares that will be paid out to the Participant.

         10.02 Performance Period. The measuring period to establish the performance objectives set forth in a Performance Share or Performance Unit Agreement shall be no less than three years.

         10.03 Form of Payment. Upon the completion of the applicable performance period, a determination shall be made as to the number of shares of Common Stock or cash equal to the Award value to be paid to the Participant for no consideration other than services. Unless provided otherwise in an Agreement, at the time of payment under the Performance Share or Performance Unit Award, the Participant shall provide written notice to the Committee setting forth the provision or authorization with respect to tax withholding required by Section 17.06.

         10.04 Termination of Employment. Each Agreement shall set forth the extent to which the Participant shall have the right to receive a payout with respect to any outstanding Performance Shares or Performance Units following termination of the Participant's employment with the Company and/or its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Agreement entered into with Participants, need not be uniform among all Performance Shares or Performance Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

         10.05 Shareholder Rights. No Participant shall, as a result of having been awarded Performance Shares or Performance Units, have any rights as a shareholder until the date the Participant becomes a shareholder of record of shares of Common Stock upon payment of the Performance Shares, if shares of Common Stock are issued to such Participant as a result of such payment.

                                   ARTICLE XI

                                 DIVIDEND UNITS

         The Committee may grant Dividend Units equal to a specified number of shares of Common Stock on which Participants will receive cash payments equal to the dividends paid on the underlying number of shares when, as, and if paid. Each grant of Dividend Units shall be evidenced by an Agreement that shall specify the terms and conditions applicable to such Award, including the treatment of such Award upon the Participant's termination of employment. An Award of Dividend Units shall entitle the Participant to payment of an amount of cash equal to such cash dividends only and not to any right to the actual dividends on the underlying shares or to the underlying shares themselves. Such Awards of Dividend Units may be combined with other Awards.

                                   ARTICLE XII

                                INCENTIVE AWARDS

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              12.01 Grant of Incentive Awards. Subject to the terms of the Plan, the Committee may designate Participants to receive Incentive Awards under the Plan. Incentive Awards shall be made from an Incentive Pool established for each Plan Year by the Committee. The Committee shall allocate an Incentive Pool Percentage to each applicable Participant for each Plan Year. Such allocation shall be made within ninety (90) days of the commencement of the Plan Year. In no event may the Incentive Pool Percentage for any one individual Participant exceed fifty percent (50%) of the total Incentive Pool. In addition, the sum of all Participants' applicable Incentive Pool Percentages shall not equal more than one hundred percent (100%) of the Incentive Pool. Each Incentive Award shall be evidenced by an Agreement that shall specify the terms and conditions applicable to such Award.

         12.02 Determination of Incentive Pool. The Incentive Pool shall be an amount designated by the Committee each Plan Year. The Incentive Pool amount for each Plan Year shall be determined by the Committee as soon as practicable following the close of such Plan Year.

         12.03 Determination of Incentive Awards. As soon as possible after the final Incentive Pool amount can be determined, the Committee shall determine each Participant's allocated amount of the Incentive Pool by multiplying the final Incentive Pool amount for the Plan Year by each Participant's Incentive Pool Percentage. A Participant's Incentive Award shall then be determined based on the Participant's allocated portion of the Incentive Pool, as reduced in the sole discretion of the Committee. In no event, however, may a Participant's allocated portion of the Incentive Pool be increased as a result of a reduction of any other Participant's allocated portion. In reducing a Participant's Incentive Award, the Committee may consider any such factors it determines applicable.

         12.04 Form and Timing of Payment. Unless a qualifying deferral election is made by a Participant pursuant to Article XIV herein, each Participant's Final Award shall be paid in one (1) lump sum cash payment as soon as possible following the release of the Company's audited financial statement for the Plan Year.

         12.05    Termination of Employment.

         (i) Termination of Employment Due to Death, Disability, or Retirement. Unless determined otherwise by the Committee, in the event the employment of a Participant is terminated by reason of death, Disability, or Retirement during a Plan Year, the Participant shall receive a payout of the Incentive Awards which is prorated, as specified by the Committee in its discretion.

                  Payment of earned Incentive Awards shall be made at a time specified by the Committee in its sole discretion and set forth in the Participant's Award Agreement. Notwithstanding the foregoing, with respect to Covered Employees who retire during a Plan Year, payments shall be made at the same time as payments are made to Participants who did not terminate employment during the applicable Plan Year.

         (ii) Termination of Employment for Other Reasons. In the event that a Participant's employment terminates for any reason other than those reasons set forth in Section 12.06(i) herein, all Incentive Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Committee.

         12.06 Nontransferability. Except as otherwise provided by the Committee, Incentive Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided by the Committee, a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant's legal representative.

                                  ARTICLE XIII

                              PERFORMANCE MEASURES

         Unless and until the Committee proposes for shareholder vote and shareholders approve a change in the general performance measures set forth in this Article XIII, the attainment of which may determine the degree of payout and/or


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

vesting with respect to Awards to Covered Employees which are designed to qualify for the Performance-Based Exception, the performance measure(s) to be used for purposes of such grants shall be chosen from among:

         (a)      Earnings per share;

         (b)      Net income (before or after taxes);

         (c) Return measures (including, but not limited to, return on assets, equity, or sales);

         (d) Cash flow return on investments which equals net cash flows divided by owners equity;

         (e)      Earnings before interest, taxes, depreciation, amortization
(EBITDA);

         (f)      Gross revenues;

         (g) Share price (including, but no limited to, growth measures and total shareholder return).

      Company performance shall be based, at the Committee's discretion, on overall Company performance, performance of a specified segment of the Company's operations, such a business unit, division, product line, or other such segmentation, or any combination thereof. This measure may be expressed as a concrete goal, in terms of an increase or decrease, or in comparison to the Company's competitors, the industry, or some other comparator group.

      The Committee shall have the discretion to adjust the determinations of the degree of attainment of the preestablished performance goals; provided, however, that Awards which are designed to qualify for the Performance-Based Exception, and which are held by Covered Employee, may not be adjusted upward (the Committee shall retain the discretion to adjust such Awards downward).

      In the event that applicable tax and/or securities laws change to permit Committee or Board discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards which shall not qualify for the Performance-Based Exception, the Committee may make such grants without satisfying the requirements of Code
Section 162(m).

                                   ARTICLE XIV

                                    DEFERRALS

         The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares of Common Stock that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, the satisfaction of any requirements or goals with respect to Performance Shares or Incentive Awards or the receipt of dividend payments on Dividend Units. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

                                   ARTICLE XV

         COMPLIANCE WITH LAW AND APPROVAL OF REGULATORY BODIES; LEGENDS

         15.01 Compliance With Law and Approval of Regulatory Bodies, Legends. No Option or Stock Appreciation Rights shall be exercisable, no Common Stock shall be issued, no certificates for shares of Common Stock shall be delivered, and no payment shall be made under the Plan except in compliance with all applicable federal and state laws and regulations (including, without limitation, tax withholding requirements) and the rules of all stock exchanges on which the Common Stock may be listed. The Company shall have the right to rely on an opinion of its counsel as to such compliance. No Option or Stock Appreciation Rights shall be exercisable, no Common Stock shall be issued, no certificate for shares shall be delivered, and no payment shall be made under the Plan until the Company has obtained such consent or approval as the Company may deem advisable from regulatory bodies having jurisdiction over such matters. Any share certificate issued to evidence Common Stock or Restricted Stock may bear such legends and statements as the Company may deem advisable to assure compliance with the Plan and all federal and state laws and regulations.

         15.02 Compliance with Code Section 162(m). At all times when Code
Section 162(m) is applicable, all Awards granted under this Plan shall comply with the requirements of Code Section 162(m); provided, however, that in the event the Committee determines that such compliance is not desired with respect to any Award or Awards available for grant under the Plan, then compliance with Code Section 162(m) will not be required. In addition, in the event that changes are made to Code Section 162(m) to permit greater flexibility with respect to any Award or Awards available under the Plan, the Board may, subject to this
Article XV, make any adjustments it deems appropriate.

                                   ARTICLE XVI

                    ACCELERATION OF AWARDS; CHANGE OF CONTROL

         16.01 Acceleration of Awards. Any other provision to the contrary in the Plan or any Award or Agreement notwithstanding, in the event that an Award pursuant to the terms of its grant is not immediately exercisable, is subject to restrictions, or is subject to the meeting of specified performance objectives, the Award may initially provide, or the Committee may at any time amend it to provide, for accelerated exercisability, termination of restrictions, or waiver or modification of performance objectives, subject to such terms and conditions and upon the occurrence of such events determined by the Committee in its sole discretion to justify such acceleration.

         16.02    Change of Control - Acceleration; Automatic Vesting of Awards.

         (i) Acceleration. Subject to the limitations in Section 16.03, any other provision to the contrary in the Plan or any Award or Agreement notwithstanding, all Options and Stock Appreciation Rights shall automatically become fully exercisable, all restrictions applicable to Restricted Stock shall automatically terminate and all performance objectives in Performance Share Awards and Incentive Awards shall be waived upon the occurrence of any one or more of the triggering events specified below:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of subsection (c) of this Section 16.02; or

                  (b) Individuals who, as of December 31, 1999, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director subsequent to December 31, 1999 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the board; or

                  (c) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially owned, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of the directors, as the case may be, of the Corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Companies assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Persons (excluding any Corporations resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such Corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock of the Corporation resulting from such Business Combination, or the Combined Voting Power of the then-outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the Board of Directors of the Corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or

                  (d) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

         (ii) Vesting of Awards. Except as provided below, upon the occurrence of any of the triggering events described in Section 16.02(i) above, all outstanding Awards shall automatically vest and be surrendered, and the Participants shall receive in full satisfaction therefore, distribution in the form of shares of Common Stock.

         16.03 Certain Reduction of Payments. Anything in this Plan to the contrary notwithstanding, in the event the Company determines that any payment by it to a Participant (whether paid pursuant to the terms of this Plan or otherwise) would be nondeductible by the Company for federal income tax purposes because of Section 28OG of the Code, then any amounts payable to a Participant pursuant to this Plan shall be reduced automatically to an amount that maximizes the payments under the Plan without causing any payments to be nondeductible by the Company because of Section 280G of the Code.

                                  ARTICLE XVII

                               GENERAL PROVISIONS

         17.01 Effect on Employment. Neither the adoption of the Plan, nor the receipt of any Award under the Plan, nor any documents under the Plan (or any part thereof), including but not limited to any Agreement, shall confer upon any employee any right to continue in the employ of the Company or any Affiliate, or in any way affect any right and power of the Company or any Affiliate to terminate the employment of any employee at any time with or without assigning a reason therefor.

         17.02 Unfunded Plan. The Plan shall be unfunded, and neither the Company nor any Affiliate shall be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of the Company or any Affiliate to any person with respect to any Award under the Plan shall be based solely upon contractual obligations created pursuant to the Plan. No such obligation of the Company or any Affiliate shall be deemed to be secured by any pledge of, or other encumbrance on, any property of the Company or any Affiliate.

         17.03 Rules of Construction. Headings are given to the articles and sections of the Plan solely as a convenience to facilitate reference. The reference to any statute, regulation, or other provision of law shall be construed to refer to any amendment to or successor of such provision of law.

         17.04 Fractional Shares. Any fractional shares concerning Awards shall be eliminated by rounding down for fractions less than one-half and rounding up for fractions equal to or more than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

         17.05 Nonalienation. No benefit provided under the Plan shall be subject to alienation or assignment by a Participant (or by any person entitled to such benefit pursuant to the terms of the Plan), nor shall it be subject to attachment or other legal process of whatever nature. Any attempted alienation, assignment, or attachment shall be void and of no effect whatsoever. Payment shall be made only to the Participant entitled to receive the same or the Participant's authorized legal representative. Deposit of any sum in any financial institution to the credit of any Participant (or a person entitled to such sum pursuant to the terms of the Plan) shall constitute payment to that Participant (or such person).

         17.06 Tax Withholding. Either the Company or an Affiliate, as appropriate, shall have the right to deduct from all Awards paid in cash any federal, state, or local taxes as it deems to be required by law to be withheld with respect to such cash payments. In the case of Awards paid in shares of Common Stock, the Participant receiving such Common Stock may be required to pay to the Company or an Affiliate, as appropriate, the amount of any such taxes which the Company or Affiliate is required to withhold with respect to such Common Stock. At the request of a Participant, or as required by law, such sums as may be required for the payment of any estimated or accrued income tax liability may be withheld or paid to the Company or an Affiliate, as appropriate, and paid over to the governmental entity entitled to receive the same.

         17.07 Government and Other Regulations. The obligation of the Company to make payment of Awards in Common Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by any government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended, or under any state securities or Blue Sky laws any of the shares of Common Stock issued, delivered, or paid in settlement under the Plan. If Common Stock awarded under the Plan may in certain circumstances be exempt from such registration, the Company may restrict its transfer in such manner as it deems advisable to ensure such exempt status.

         17.08 Reliance on Reports. Each member of the Committee shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and upon any other information furnished in connection with the Plan. In no event shall any person who is or shall have been a member of the Committee be liable for any determination made, any other action taken, or any omission to act in reliance upon any such report or information.

         17.09 Company Successors. In the event the Company becomes a party to a merger, consolidation, sale of substantially all of its assets, or any other corporate reorganization in which the Company will not be the surviving corporation or in which the holders of the Common Stock will receive securities of another corporation (in any such case, the "New Company"), then the New Company shall assume the rights and obligations of the Company under the Plan.

         17.10 Governing Law. All matters relating to the Plan, any Awards, or any Agreements, shall be governed by the laws of the District of Columbia, without regard to the principles of conflict of laws.

         17.11 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any other pension, retirement, profit-sharing, or other employee benefit plan of the Company or any Affiliate.

         17.12 Expenses. The expenses of administering the Plan shall be borne by the Company.

         17.13 Proceeds. Any cash proceeds received by the Company under the Plan shall be used for general corporate purposes, and any shares of Common Stock withheld by or paid to the Company under the Plan shall be held by the Company as treasury stock or shall be canceled, as the Company in its discretion shall determine.

                                  ARTICLE XVIII

                                    AMENDMENT

         The Board may amend the Plan from time to time. No amendment may become effective until shareholder approval is obtained if such approval is required by any federal or state law or regulation or the rules of any stock exchange on which the Common Stock may be listed, or if the Board in its discretion determines that the obtaining of such shareholder approval is for any reason advisable. No amendment shall, without a Participant's consent, adversely affect any rights of such Participant under any Award outstanding at the time such amendment is made.

                                   ARTICLE XIX

                      EFFECTIVE DATE; DURATION OF THE PLAN

         The effective date of the Plan is October 1, 1999, subject to shareholder approval. Unless sooner terminated by the Board, the Plan shall terminate on September 30, 2009; provided, however, that any Award outstanding at the time of such termination shall continue in full force and effect and shall continue to be governed by the Plan and its applicable Agreement until the Award expires or is discharged by its terms.